Exhibit 99.1

Contact:	Jake Elguicze Vice President Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	July 22, 2010
TELEFLEX REPORTS SECOND QUARTER 2010 RESULTS
Second Quarter revenues up 5% as reported; core revenue up 7%
Second Quarter diluted adjusted EPS from Continuing Operations of $1.04 per share, up 4%
Second Quarter diluted GAAP EPS from Continuing Operations of $1.04 per share, up 27%
CFG Approval Received from FDA
Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the second quarter and year to date ended June 27, 2010.
Financial Highlights
Second quarter 2010 net revenues increased 5% to $461.7 million from $439.2 million in the second quarter of 2009. Core revenues for the quarter increased 7%, offset by foreign currency translation which negatively impacted sales 1%, and the deconsolidation of an entity which negatively impacted sales 1%.
Second quarter 2010 GAAP income from continuing operations attributable to common shareholders increased 28% to $42.0 million, or $1.04 per diluted share, compared to $32.8 million, or $0.82 per diluted share in the prior year quarter. On an adjusted basis, as detailed in the reconciliation tables below, second quarter 2010 income from continuing operations increased 5% to $41.9 million, or $1.04 per diluted share, compared to $39.9 million, or $1.00 per diluted share, in the prior year quarter.
Second quarter 2010 GAAP net income attributable to common shareholders was $60.1 million compared to $6.5 million in the prior year quarter. These results included income from discontinued operations of $18.1 million in the second quarter of 2010, and a loss from discontinued operations of $26.4 million in the prior year quarter.
Net revenues for the first six months of 2010 increased 3% to $882.9 million from $854.3 million in 2009. Core revenues increased 3%, foreign currency translation increased sales 1%, while the disposition of a product line and the deconsolidation of an entity, together, accounted for a 1% decline in revenues.
GAAP income from continuing operations attributable to common shareholders for the first six months of 2010 increased 37% to $76.9 million, or $1.91 per diluted share, compared to $56.0 million, or $1.40 per diluted share, in the first six months of 2009. On an adjusted basis, as detailed in the reconciliation tables below, income from continuing operations for the first six months of 2010 increased 16% to $77.2 million, or $1.92 per diluted share, compared to $66.8 million, or $1.67 per diluted share, in the first six months of 2009.

GAAP net income attributable to common shareholders for the first six months of 2010 was $97.8 million compared to $222.0 million in the first six months of 2009. These results included income from discontinued operations of $20.9 million in the first six months of 2010, and income from discontinued operations of $166.0 million in the first six months of 2009.
GAAP cash flow from continuing operations for the first six months of 2010 was $100.2 million as compared to cash used in continuing operations of $27.8 million in the first six months of 2009. On an adjusted basis as detailed in the reconciliation tables below, cash flow from continuing operations for the first six months of 2010 was $80.4 million as compared to $69.8 million in 2009.
In the third quarter of 2010, the Company began submitting requests for certificates to foreign governments, or CFGs, to the FDA for review, and recently received approval on one of its requests. The Company believes that the FDA’s approval of the CFG is a clear indication that it has substantially corrected the quality system issues identified in the corporate warning letter. The Company has now submitted all of its currently eligible CFG requests to the FDA for review and currently anticipates receiving the FDA’s approval with respect to most of these requests in the third quarter of 2010.
The Company also announced organizational and leadership changes associated with its continued transition to a medical technology business. The new structure and leadership are designed to support strategic and financial objectives for the growth of the medical business globally.
The Company has consolidated its Corporate and Medical executive management teams to create a single Teleflex Leadership Team reporting directly to Jeff Black, Chairman and Chief Executive Officer. Teleflex also announced that the position of President, Teleflex Medical has been eliminated and Ernest Waaser will be leaving the Company. Mr. Waaser, who held this position for four years, will remain with the company through a transition period.
“In planning for this transition, Ernest and I recognized some time ago that the position of President, Teleflex Medical would likely be eliminated,” stated Black. “Ernest and I have worked closely together over the last four years to execute integration plans, complete FDA audits related to the corporate warning letter, and enhance our quality systems and information systems infrastructure. I very much want to thank him for his efforts and wish him well in his new endeavors.”
Added Black, “I am extremely pleased by the recent approval by the FDA of one of our CFG requests. Over the past few years there has been a tremendous amount of work put into FDA remediation efforts, and although we do not expect this CFG approval to have a material impact on revenues for the remainder of 2010, this is clearly a positive sign for our future. Looking ahead, we have set clear long term strategic and financial goals for Teleflex and we believe that we have significant opportunity to stimulate sales growth, leverage our global sales channels, expand in emerging markets, and create innovative new products that serve our customers and their patients.”
Second Quarter Business Segment Commentary
Medical Segment
Medical Segment revenues in the second quarter of 2010 were $358.4 million as compared to $358.3 million in the prior year period. Core revenue growth of 2% was offset by an unfavorable currency impact of 1%, and impact of the deconsolidation of an entity of 1%. Core revenue increases in respiratory, urology, anesthesia, cardiac care and specialty products sold to medical OEM’s were offset by a decline in surgical and vascular access sales. The decline in vascular access sales was due to the voluntary recall of custom IV tubing product that was announced in February of 2010.
Medical Segment sales by product group were comprised of the following:

	Three Months Ended		% Increase/ (Decrease)
			Core	Currency/	Total
	June 27, 2010	June 28, 2009	Growth	Other*	Change
	(Dollars in millions)
Critical Care	$233.7	$230.9	2%	(1%)	1%
Surgical	66.2	67.5	(1%)	(1%)	(2%)
Cardiac Care	18.8	19.3	1%	(4%)	(3%)
OEM	39.0	37.7	4%	(1%)	3%
Other*	0.7	2.9	75%	(152%)	(77%)

Total net sales	$358.4	$358.3	2%	(2%)	—

*	“Other” represents the impact of the deconsolidation of a variable interest entity as a result of the adoption of Accounting Standards Codification topic 810 “Consolidations.”

Segment operating profit and margins in the second quarter of 2010 were $73.5 million, or 20.5%, compared to $77.8 million, or 21.7%, in the prior year quarter. Excluding the $0.5 million impact of integration costs not qualified for restructuring, segment operating profit and margins in the second quarter of 2009 were $78.3 million, or 21.8%, as noted in the reconciliation tables below.
Aerospace Segment
Aerospace Segment revenues in the second quarter of 2010 increased 30% to $48.0 million from $37.0 million in the prior year period. Increases in sales of wide-body cargo handling systems to OEM’s, actuation product, and cargo containers and cargo spares and repair sales, more than offset lower sales of narrow-body cargo handling systems, resulting in a 32% increase in core revenue during the quarter. This was somewhat offset by an unfavorable currency impact of 2%.
Segment operating profit and margins in the second quarter of 2010 were $7.6 million, or 15.8%, compared to $1.0 million, or 2.8%, in the prior year quarter.
Commercial Segment
Commercial Segment revenues in the second quarter of 2010 increased 26% to $55.3 million from $44.0 million in the same period last year. Core revenue growth of 25% was the result of increased sales of Marine OEM and aftermarket sales. Foreign currency was favorable by 1%.
Segment operating profit and margins in the second quarter of 2010 were $7.5 million, or 13.6%, compared to $3.3 million, or 7.5%, in the prior year quarter.
Balance Sheet Highlights
Cash and cash equivalents on hand at June 27, 1010 was $287.1 million compared to $188.3 million at December 31, 2009, up 52%.
Net accounts receivable at June 27, 1010 were $291.4 million compared to $265.3 million at December 31, 2009, up 10%. Excluding the $39.7 million impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing” (“ASC 860”), net accounts receivable declined 5%.
Net inventory at June 27, 1010 was $337.4 million compared to $360.8 million at December 31, 2009, a decline of 6%.
Net debt at June 27, 1010 was $882.5 million compared to $1,008.2 million at December 31, 2009, a decline of 12%. Excluding the $39.7 million impact of ASC 860, net debt declined 16%.
Business Outlook for 2010
The Company’s financial estimates for 2010 include total revenues of approximately $1.8 billion and diluted earnings per share from continuing operations excluding special items in the range of $3.95 to $4.10. Cash flow from continuing operations, exclusive of the impact of the adoption of ASC 860, is expected to be in the range of $265 to $270 million. Restructuring and other special charges related to the Arrow integration program are anticipated to be $0.05 per diluted share for the year.

Conference Call Webcast and Additional Information
As previously announced, Teleflex will comment on its second quarter results on a conference call to be held today at 4:30 p.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until July 29, 2010, 12:00pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 80213544.
Additional Notes
Core revenue and growth include activity of a purchased company beyond the initial twelve months after the date of acquisition. Core growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period, and the activity of companies that have been divested within the most recent twelve month period.
Certain financial information is presented on a rounded basis, which may cause minor differences.
Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and non-controlling interest. Unallocated corporate expenses, gains or losses on sales of assets, restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.
Segment commentary excludes the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges as disclosed in the condensed consolidated statements of income.
Notes on Non-GAAP Financial Measures
This press release includes financial measures which exclude the effect of charges associated with our restructuring programs and asset impairments, charges related to the Arrow acquisition, (gain)/loss on sale of assets and other charges, the impact of changes in accounting rules, an income tax refund related to gains on a business divestiture, and intangible amortization expense. Adjusted cash earnings per share from continuing operations is defined as adjusted earnings per share from continuing operations plus intangible amortization expense. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

Second Quarter and Year to Date Reconciliation of Adjusted Income and Earnings per Share from Continuing Operations

	Three Months	Three Months
	Ended	Ended
	June 27, 2010	June 28, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common shareholders	$42,003	$32,834
	$1.04	$0.82

Restructuring and impairment charges	75	12,894
Tax benefit	(157)	(1,844)

Restructuring and impairment charges, net of tax	(82)	11,050

	$0.00	$0.28

Losses and other charges (A)	—	480
Tax benefit	—	(164)

Losses and other charges net of tax	—	316

		$0.01

Tax adjustments (B)	—	(4,305)

	—	$(0.11)

Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$41,921	$39,895

	$1.04	$1.00

	Three Months	Three Months
	Ended	Ended
	June 27, 2010	June 28, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$41,921	$39,895

	$1.04	$1.00

Intangible amortization expense	11,293	10,742

	$0.28	$0.27

Cash income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$53,214	$50,637

	$1.32	$1.27

	Six Months	Six Months
	Ended	Ended
	June 27, 2010	June 28, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common shareholders	$76,936	$56,003
	$1.91	$1.40

Restructuring and impairment charges	538	15,357
Tax benefit	(272)	(2,560)

Restructuring and impairment charges, net of tax	266	12,797

	$0.01	$0.32

Losses and other charges (A)	—	3,706
Tax benefit	—	(1,375)

Losses and other charges net of tax	—	2,331

		$0.06

Tax adjustments (B)	—	(4,305)

	—	$(0.11)

Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$77,202	$66,826

	$1.92	$1.67

	Six Months	Six Months
	Ended	Ended
	June 27, 2010	June 28, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$77,202	$66,826

	$1.92	$1.67

Intangible amortization expense	22,261	21,525

	$0.55	$0.54

Cash income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$99,463	$88,351

	$2.47	$2.21

(A)	In 2009, losses and other charges principally related to the loss on sale of assets and restructuring related costs associated with the Arrow acquisition.

(B)	The tax adjustment represents a benefit from the net reduction in income tax reserves and discrete tax benefits related primarily to the resolution of various uncertain tax provisions; the settlement of tax audits; and other adjustments to taxes recorded with respect to prior years, principally resulting from changes to tax law and adjustments to previously filed income tax returns.

Second Quarter and Year to Date Reconciliation of Adjusted Medical Segment Operating Profit and Margin

	Three Months Ended	Three Months Ended
	June 27, 2010	June 28, 2009
	(Dollars in thousands)

Medical Segment operating profit as reported	$73,467	$77,792
Medical Segment operating margin as reported	20.5%	21.7%

Add: Integration costs not qualified for restructuring	—	480

Adjusted Medical Segment operating profit	$73,467	$78,272
Adjusted Medical Segment operation margin	20.5%	21.8%

	Six Months Ended	Six Months Ended
	June 27, 2010	June 28, 2009
	(Dollars in thousands)

Medical Segment operating profit as reported	$146,965	$147,204
Medical Segment operating margin as reported	20.9%	21.2%

Add: Integration costs not qualified for restructuring	—	1,109

Adjusted Medical Segment operating profit	$146,965	$148,313
Adjusted Medical Segment operation margin	20.9%	21.4%
Year to Date Reconciliation of Cash Flow from Operations

	Six Months Ended	Six Months Ended
	June 27, 2010	June 28, 2009
	(Dollars in thousands)

Cash flow from operations as reported	$100,154	$(27,755)

Add: Impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing”	39,700	—

Add: Tax payments on gain on sale of ATI business	—	97,536

Less: Tax refund on sale of ATI business	59,499	—

Adjusted cash flow from operations	$80,355	$69,781

Net Debt Reconciliation

	June 27, 2010	December 31, 2009
	(Dollars in thousands)

Note payable and current portion of long-term borrowings	$41,464	$4,008

Long term borrowings	1,128,200	1,192,491

Total debt	1,169,664	1,196,499

Less: cash and cash equivalents	287,129	188,305

Net Debt	$882,535	$1,008,194

About Teleflex Incorporated
Teleflex is a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and support patient and provider safety. Teleflex, which employs approximately 12,600 people worldwide, also has niche businesses that serve segments of the aerospace and commercial markets with specialty engineered products. Additional information about Teleflex can be obtained from the Company’s website at www.teleflex.com.
Caution Concerning Forward-looking Information
This press release contains forward-looking statements, including, but not limited to, statements relating to our 2010 forecast of total revenues; forecasted diluted earnings per share from continuing operations excluding special items; forecasted cash flow from continuing operations, excluding the impact of Accounting Standards Codification Topic 860 “Transfers and Servicing;” expected restructuring and other special charges related to the Arrow restructuring for 2010. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	June 27,	June 28,
	2010	2009
	(Dollars and shares in thousands,
	except per share)

Net revenues	$461,675	$439,237
Cost of goods sold	252,874	241,185

Gross profit	208,801	198,052
Selling, general and administrative expenses	118,506	117,614
Research and development expenses	10,867	8,420
Goodwill impairment	—	6,728
Restructuring and other impairment charges	75	6,166

Income from continuing operations before interest and taxes	79,353	59,124
Interest expense	19,585	21,999
Interest income	(176)	(1,459)

Income from continuing operations before taxes	59,944	38,584
Taxes on income from continuing operations	17,563	5,448

Income from continuing operations	42,381	33,136

Operating income (loss) from discontinued operations (including gain on disposal of $28,825 in 2010)	30,476	(25,104)
Taxes on income from discontinued operations	12,331	1,260

Income (loss) from discontinued operations	18,145	(26,364)

Net income	60,526	6,772
Less: Net income attributable to noncontrolling interest	378	302

Net income attributable to common shareholders	$60,148	$6,470

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.05	$0.83
Income (loss) from discontinued operations	$0.45	$(0.66)

Net income	$1.51	$0.16

Diluted:
Income from continuing operations	$1.04	$0.82
Income (loss) from discontinued operations	$0.45	$(0.66)

Net income	$1.49	$0.16

Dividends per share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	39,913	39,717
Diluted	40,356	39,921

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$42,003	$32,834
Income (loss) from discontinued operations, net of tax	18,145	(26,364)

Net income	$60,148	$6,470

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended
	June 27,	June 28,
	2010	2009
	(Dollars and shares in thousands,
	except per share)

Net revenues	$882,874	$854,280
Cost of goods sold	479,724	471,897

Gross profit	403,150	382,383
Selling, general and administrative expenses	233,794	232,535
Research and development expenses	20,427	15,985
Net loss on sales of businesses and assets	—	2,597
Goodwill impairment	—	6,728
Restructuring and other impairment charges	538	8,629

Income from continuing operations before interest and taxes	148,391	115,909
Interest expense	38,619	47,396
Interest income	(394)	(1,668)

Income from continuing operations before taxes	110,166	70,181
Taxes on income from continuing operations	32,566	13,640

Income from continuing operations	77,600	56,541

Operating income from discontinued operations (including gain on disposal of $38,562 in 2010 and $275,787 in 2009)	41,301	278,386
Taxes on income from discontinued operations	20,417	102,548

Income from discontinued operations	20,884	175,838

Net income	98,484	232,379
Less: Net income attributable to noncontrolling interest	664	538
Income from discontinued operations attributable to noncontrolling interest	—	9,860

Net income attributable to common shareholders	$97,820	$221,981

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.93	$1.41
Income from discontinued operations	$0.52	$4.18

Net income	$2.45	$5.59

Diluted:
Income from continuing operations	$1.91	$1.40
Income from discontinued operations	$0.52	$4.16

Net income	$2.43	$5.56

Dividends per share	$0.68	$0.68

Weighted average common shares outstanding:
Basic	39,852	39,704
Diluted	40,277	39,899

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$76,936	$56,003
Income from discontinued operations, net of tax	20,884	165,978

Net income	$97,820	$221,981

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 27,	December 31,
	2010	2009
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$287,129	$188,305
Accounts receivable, net	291,386	265,305
Inventories, net	337,363	360,843
Prepaid expenses and other current assets	21,277	21,872
Income taxes receivable	34,418	100,733
Deferred tax assets	55,774	58,010
Assets held for sale	8,037	8,866

Total current assets	1,035,384	1,003,934
Property, plant and equipment, net	290,761	317,499
Goodwill	1,409,197	1,459,441
Intangibles assets, net	925,992	971,576
Investments in affiliates	14,007	12,089
Deferred tax assets	—	336
Other assets	68,403	74,130

Total assets	$3,743,744	$3,839,005

LIABILITIES AND EQUITY

Current liabilities
Current borrowings	$41,464	$4,008
Accounts payable	82,119	94,983
Accrued expenses	76,414	97,274
Payroll and benefit-related liabilities	66,732	70,537
Derivative liabilities	15,108	16,709
Accrued interest	21,330	22,901
Income taxes payable	11,216	30,695
Deferred tax liabilities	6,926	—

Total current liabilities	321,309	337,107
Long-term borrowings	1,128,200	1,192,491
Deferred tax liabilities	400,334	398,923
Pension and postretirement benefit liabilities	162,788	164,726
Other liabilities	149,371	160,684

Total liabilities	2,162,002	2,253,931
Commitments and contingencies
Total common shareholders’ equity	1,577,232	1,580,241
Noncontrolling interest	4,510	4,833

Total equity	1,581,742	1,585,074

Total liabilities and equity	$3,743,744	$3,839,005

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 27, 2010	June 28, 2009
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$98,484	$232,379
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	(20,884)	(175,838)
Depreciation expense	24,444	27,573
Amortization expense of intangible assets	22,261	21,525
Amortization expense of deferred financing costs	1,890	3,610
Impairment of long-lived assets	—	2,474
Impairment of goodwill	—	6,728
Stock-based compensation	4,901	4,000
Net loss on sales of businesses and assets	—	2,597
Deferred income taxes, net	23,120	27,141
Other	427	2,932
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(56,797)	568
Inventories	(4,392)	(11,228)
Prepaid expenses and other current assets	921	1,341
Accounts payable and accrued expenses	(20,169)	(31,260)
Income taxes receivable and payable, net	25,948	(142,297)

Net cash provided by (used in) operating activities from continuing operations	100,154	(27,755)

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(15,315)	(14,197)
Proceeds from sales of businesses and assets, net of cash sold	74,734	300,000
Payments for businesses and intangibles acquired, net of cash acquired	(81)	(541)

Net cash provided by investing activities from continuing operations	59,338	285,262

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	—	10,000
Reduction in long-term borrowings	(64,170)	(249,178)
Increase (decrease) in notes payable and current borrowings	39,700	(651)
Proceeds from stock compensation plans	8,032	367
Payments to noncontrolling interest shareholders	(637)	(295)
Dividends	(27,120)	(27,014)

Net cash used in financing activities from continuing operations	(44,195)	(266,771)

Cash Flows from Discontinued Operations:
Net cash (used in) provided by operating activities	(680)	26,126
Net cash used in investing activities	(189)	(1,984)
Net cash used in financing activities	—	(11,075)

Net cash (used in) provided by discontinued operations	(869)	13,067

Effect of exchange rate changes on cash and cash equivalents	(15,604)	3,192

Net increase in cash and cash equivalents	98,824	6,995
Cash and cash equivalents at the beginning of the period	188,305	107,275

Cash and cash equivalents at the end of the period	$287,129	$114,270

Information about continuing operations by business segment is as follows:

	Three Months Ended
	June 27,	June 28,
	2010	2009
	(Dollars in thousands)
Segment data:
Medical	$358,427	$358,278
Aerospace	47,995	36,961
Commercial	55,253	43,998

Segment net revenues	$461,675	$439,237

Medical	$73,467	$77,792
Aerospace	7,561	1,020
Commercial	7,487	3,286

Segment operating profit	88,515	82,098
Less: Corporate expenses	9,465	10,382
Goodwill impairment	—	6,728
Restructuring and impairment charges	75	6,166
Noncontrolling interest	(378)	(302)

Income from continuing operations before interest and taxes	$79,353	$59,124

	Six Months Ended
	June 27,	June 28,
	2010	2009
	(Dollars in thousands)
Segment data:
Medical	$701,964	$693,063
Aerospace	84,868	80,690
Commercial	96,042	80,527

Segment net revenues	$882,874	$854,280

Medical	$146,965	$147,204
Aerospace	9,305	4,057
Commercial	9,461	3,636

Segment operating profit	165,731	154,897
Less: Corporate expenses	17,466	21,572
Net loss on sales of businesses and assets	—	2,597
Goodwill impairment	—	6,728
Restructuring and impairment charges	538	8,629
Noncontrolling interest	(664)	(538)

Income from continuing operations before interest and taxes	$148,391	$115,909

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